Exhibit (a)(5)(C)

Media Contact:

Clara Abdurazak

American CyberSystems, Inc.
678.553.8930

Clara.abdurazak@acsicorp.com

American CyberSystems Successfully completes

tender offer For Shares of Analysts International Corporation

ATLANTA — October 11, 2013 — American CyberSystems, Inc. (ACS), a global information technology services company, today announced that ACS Merger Corp., a wholly owned subsidiary of ACS (Purchaser), has successfully completed a tender offer for all of the outstanding shares of common stock of Analysts International Corporation (AIC).

The tender offer and withdrawal rights expired at 11:59 p.m., New York City time, on October 10, 2013. The depositary for the tender offer has advised that, as of the expiration time, approximately 4,419,891 shares of AIC common stock were validly tendered and not withdrawn representing approximately 86% of the outstanding shares of AIC common stock, giving ACS control of AIC. All shares that were validly tendered and not validly withdrawn have been accepted for purchase, and payment for such shares will be made promptly in accordance with the terms of the tender offer at the offer price of $6.45 per share, net to the holder in cash, without interest and less any required withholding and transfer taxes.

ACS intends to promptly move forward with a “short-form” merger under Minnesota law after exercising its top-up option under the merger agreement, and AIC will become a wholly-owned subsidiary of ACS. The merger is expected to be completed today, October 11, 2013. As a result of the merger, any shares of AIC common stock not previously tendered will be cancelled and (other than any (i) Shares owned by Parent, Purchaser or any direct or indirect wholly-owned subsidiary of Parent, (ii) Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and (iii) Shares held by the Company shareholders who properly demand and perfect dissenters’ rights under Minnesota law) will be converted into the right to receive the same $6.45 per share in cash paid in the tender offer. Following the merger, AIC’s common stock will cease to be traded on The NASDAQ Global Market at the end of the trading day.

About American CyberSystems, Inc.

Founded in 1998, American CyberSystems, Inc. is a global information technology services company offering IT consulting and staffing services, systems integration and business solutions to organizations in a variety of industries. Through its extensive resource pool and global recruitment centers, ACS offers unparalleled expertise in delivering solutions for Fortune 1000 companies worldwide. ACS works in partnership with clients to understand their challenges, share their vision and deliver mission specific solutions. For more information about American CyberSystems, please visit http://www.acsicorp.com/.

About Analysts International Corporation
Analysts International Corporation is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. AIC offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit http://www.analysts.com/Pages/default.aspx.

Forward-Looking Statements

This press release may contain “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding information regarding the expected timing of the completion of the transaction. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. None of ACS, AIC, or Purchaser assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.